UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2004

Caterpillar Financial Services Corporation

(Exact name of Registrant as specified in its charter)

0-13295

(Commission File Number)

Delaware	37-1105865
(State of incorporation)	(IRS Employer Identification Number)

2120 West End Avenue

Nashville, Tennessee 37203-0001

(Address of principal executive offices, with zip code)

(615) 341-1000

(Registrant's telephone number, including area code)

Item 12. Results of Operations and Financial Condition

The following consists of Caterpillar Financial Services Corporation's Fourth-Quarter and Annual Results released on January 27, 2004. This information is being provided under Item 12 of Form 8-K. The furnishing of these materials is not intended to constitute a representation that such furnishing is required by Regulation FD or that the materials include material investor information that is not otherwise publicly available. In addition, the Registrant does not assume any obligation to update such information in the future.

CAT FINANCIAL ANNOUNCES 2003 YEAR-END RESULTS

Caterpillar Financial Services Corporation (Cat Financial) today reported record revenues of $1.74 billion for 2003, an increase of $154 million or 10 percent compared with 2002. Profit after tax was a record $256 million, a $63 million or 33 percent increase over 2002.

Of the increase in revenues, $223 million resulted from the impact of continued growth of finance receivables and leases, $12 million from increased fees, $9 million from a favorable change in gain/loss on the sale of equipment returned from lease, $9 million from interest received from Caterpillar Inc. related to the intercompany effects of an audit settlement with the Internal Revenue Service for several prior tax years, and $8 million from increased income related to retained interests in securitized receivables. These favorable items were partially offset by the $120 million impact of generally lower interest rates.

Of the increase in profit, $59 million was due to growth in earning assets and $38 million to increases in other revenue noted in the paragraph above, partially offset by $38 million higher general, operating, and administrative expenses.

New retail financing business was a record $8.05 billion, an increase of $762 million or 10 percent from 2002. The increase was primarily related to increased financing in our Europe and North America segments.

Past dues over 30 days were 2.5 percent compared to 3.5 percent at the end of 2002. Write-offs, net of recoveries, were $82 million for 2003 compared with $85 million for 2002.

Caterpillar Vice President and Cat Financial President James S. Beard said, "Cat Financial had its best year ever, as our new business volume continued to grow throughout the year, and our delinquencies continued to decline. Our achievement of the Malcolm Baldrige National Quality Award confirms the strong customer focus of our employees and the value of our process improvement efforts using 6 Sigma methodology. We continue to be well positioned to serve Caterpillar, Cat dealers, and our customers world-wide."

Cat Financial, a wholly-owned subsidiary of Caterpillar Inc., provides a wide range of financing alternatives for Caterpillar machinery and engines, Solar ® gas turbines as well as other equipment and marine vessels. The company also extends loans to customers and dealers. Cat Financial has offices and subsidiaries located throughout the Americas, Asia, Australia, and Europe, with headquarters in Nashville, Tennessee.

STATISTICAL HIGHLIGHTS:

FOURTH QUARTER 2003 VS. FOURTH QUARTER 2002

(ENDING DECEMBER 31)

(Millions of dollars)

	2003	2002	CHANGE
Revenues	$ 443	$ 404	10%
Net Profit	$ 67	$ 44	52%
New Retail Financing Business	$ 2,272	$ 1,989	14%
Total Assets	$ 19,759	$ 17,105	16%

FULL YEAR 2003 VS. FULL YEAR 2002

(ENDING DECEMBER 31)

(Millions of dollars)

	2003	2002	CHANGE
Revenues	$ 1,736	$ 1,582	10%
Net Profit	$ 256	$ 193	33%
New Retail Financing Business	$ 8,049	$ 7,287	10%

Caterpillar contact:

Kelly Wojda

Corporate Public Affairs

(309) 675-1307

Wojda_Kelly_g@CAT.com

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Caterpillar Financial Services Corporation

Date: January 27, 2004	By:/s/ R. Clay Thompson
R. Clay Thompson
Secretary